Company Contact:	Investor Relations Contact:
Robert Lewis, CFO	Kirsten Chapman/Mary Magnani
iMergent, Inc.	Lippert/Heilshorn & Associates
801.431.4695	415.433.3777
investor_relations@imergentinc.com	kchapman@lhai.com

iMergent Announces Fiscal Fourth Quarter and Year-End Financial Results
- Reports Revenues of $44.3 Million for Fourth Quarter 2007, 57% over Fourth Quarter 2006
- Records Net Dollar Volume of Contracts Written of $46.2 Million for Fourth Quarter 2007, 47% over Fourth Quarter 2006 -
- Delivers $8.5 Million of Net Cash Provided by Operating Activities for Fourth Quarter 2007 –
- Posts Fourth Quarter 2007 Diluted EPS of $0.41 –
- Company Provides Fiscal 2008 Guidance -
- Increases Stock Repurchase Program from $20 Million to $70 Million Over Next 5 Years -

OREM, Utah, September 5, 2007 -iMergent, Inc. (AMEX: IIG), a leading provider of eCommerce and software for small businesses and entrepreneurs, announced financial results for the three and twelve months ended June 30, 2007.

Don Danks, chief executive officer, stated, “Rising demand for our StoresOnlineTM Pro software, expansion of our sales teams, a reinvigorated international presence and the introduction of ancillary products continued to drive substantial growth.  We posted revenue of $44.3 million, an increase of 57 percent over the fourth quarter last year.  For the year, net dollar volume of contracts written reached a record of $165.3 million, representing 66 percent growth over 2006, and slightly exceeding our guidance.”

During the quarter, the company held 333 workshops, including 70 internationally, compared to 248 workshops, including 68 internationally, in the same quarter of 2006.

“We continue to form agreements with third-party vendors to offer ancillary products to help our customers effectively run their online businesses.  These relationships increase the value proposition of StoreOnline Pro. Regarding marketing partnerships with the financial institutions, we have finished the testing announced in December 2006. Unable to create a satisfactory partnership, financial or otherwise, we will not proceed with these financial institutions. However, we continue to investigate and test new marketing partners, using a different model,” Danks added.

Generally Accepted Accounting Principles (GAAP) and Non-GAAP Metrics
In December 2005, the company changed its business model to: (1) limit certain "free" services to a period of one year for all customers who purchased the StoresOnline software prior to December 20, 2005, and (2) charge customers for those services as part of customer support going forward. This change in business model resulted in the recognition of previously deferred product and other revenue of $108.0 million in December 2005, which would have been recognized in future periods had the change in business model not occurred.

Because of the change in business model described above, the company believes the Net Dollar Volume of Contracts Written during each period is a consistent and relevant measure to understand the operations of the company.  Net Dollar Volume of Contracts Written represents the gross dollar amount of contracts executed during the period less estimates for bad debts, discounts incurred on sales of trade receivables, and estimates for customer returns.  The company also believes non-GAAP net income and non-GAAP net income per diluted common share are useful measures.  These non-GAAP measures assume 1) the Net Dollar Volume of Contracts Written is recognized as revenue at the time of sale; 2) certain corresponding costs of product and other revenue and selling and marketing expenses are also recognized at the time of sale; and 3) the income tax provision is based upon an estimated federal, state, and foreign statutory blended rate of 40 percent.  Non-GAAP net income per diluted common share is defined as non-GAAP net income divided by the weighted average of diluted common shares outstanding.  Tables reconciling GAAP and non-GAAP measures follow in this press release.

Fiscal Fourth Quarter Ended June 30, 2007 Compared to June 30, 2006
•	Revenues for the fourth quarter of fiscal 2007 increased to $44.3 million, compared to $28.2 million for the fourth quarter of fiscal 2006.
•	Net Dollar Volume of Contracts Written for the fiscal fourth quarter was $46.2 million, compared to $31.4 million in the same quarter last year.
•
Total operating expenses were $38.2 million for the quarter, compared to $25.6 million for the same quarter last year.  The increase in costs of product and other revenues and selling and marketing expenses was primarily attributable to the increase in revenue and Net Dollar Volume of Contracts Written.

•	Net cash provided by operating activities for the current quarter was $8.5 million, compared to $1.2 million in the same quarter last year.
•
Net income was $5.3 million, or $0.41 per diluted common share, for the three months ended June 30, 2007, compared to net income of $2.2 million, or $0.17 per diluted common share, for the same quarter last year.

•
Non-GAAP net income was $6.6 million, or $0.51 per diluted common share, for the three months ended June 30, 2007, compared to non-GAAP net income of $4.0 million, or $0.32 per diluted common share, for the same quarter last year.  A table reconciling US GAAP net income to non-GAAP net income is included in this press release.

Fiscal Year Ended June 30, 2007 Compared to June 30, 2006
•
Revenues for the year ended June 30, 2007, were $151.6 million, compared to $185.1 million for the year ended June 30, 2006.  The prior year included the recognition of previously deferred product and other revenue of $108.0 million, due to the change in the company’s business model in December 2005.

•	Net dollar volume of contracts written was $165.3 million for the year ended June 30, 2007, compared to $99.8 million for the prior year.
•
Total operating expenses were $132.2 million for the year ended June 30, 2007, compared to $85.8 million for the prior year.  The increase was primarily attributable to the increase in net dollar volume of contracts written.

•	Net cash provided by operating activities for the year was $22.6 million, compared to $18.9 million for 2006.
•
For the year ended June 30, 2007, GAAP net income was $24.0 million, or $1.87 per diluted common share, which included an income tax provision of $2.7 million. This compares to GAAP net income of $110.6 million, or $8.76 per diluted common share, last year, which included the aforementioned recognition of previously deferred product and other revenues of $108.0 million and an income tax benefit of $8.3 million.

•
Non-GAAP net income was $23.9 million, or $1.86 per diluted common share, for the year ended June 30, 2007, compared to non-GAAP net income of $10.2 million, or $0.81 per diluted common share, for the prior year.

As of June 30, 2007 cash and cash equivalents were $36.9 million; net trade receivables were $38.9 million; working capital was $35.8 million; and working capital excluding deferred revenue was $66.1 million.

“We are committed to enhancing shareholder value.  We continued our stock repurchase program in the fourth quarter, buying back a total of $8.8 million.  During fiscal 2007, we repurchased a total of $13.7 million of our stock.  In addition, increasing the common stock dividend and extending our stock repurchase program demonstrate the confidence we have that our business will continue to generate the free cash flow to invest in future growth, while delivering value to our investors,” concluded Danks.

Stock Repurchase Program
During the quarter, the company purchased 360,498 shares of its common stock for $8.8 million. Since the repurchase program inception in September 2006, through September 4, 2007, the company has purchased a total of 708,098 shares for $14.7 million.  In addition, as of September 4, 2007, the board of directors approved a second stock repurchase program for $50 million, bringing the total to $70 million.

The shares will be purchased in the open market, by block purchases or in private transactions, based on prevailing market conditions, and the stock repurchase program is expected to be completed within five years. This program may be suspended or discontinued at any time and the repurchased shares will be retired. The company had approximately 12.1 million shares of common stock outstanding as of August 31, 2007.  The discretionary repurchase provisions and the 10b5-1 provisions, which allow the company to repurchase the company’s common stock in the open market during periods in which stock trading is otherwise closed for the company, of the program will be effective September 10, 2007.

Dividend Increase
On September 4, 2007, the company announced its board of directors declared an increase to its quarterly cash dividend from $0.10 per share to $0.11 per share on the company’s common stock.  In addition, the board declared that the dividend, which was previously paid semi-annually, will now be paid quarterly.  The record date will be the twentieth day of the last month of each quarter and the payment date will be on the twenty-ninth day of the last month of each quarter.  The next dividend will be paid on September 29, 2007 to stockholders of record on September 20, 2007.

Outlook
Management expects fiscal 2008 revenue and net dollar volume of contracts written to grow 15 percent to 20 percent over the fiscal 2007 results of $151.6 million and $165.3 million, respectively, contingent upon marketing in California and North Carolina.  The contingency refers to outstanding legal actions in California and North Carolina; more information is available in the company’s SEC Forms 8-K and Form 10-K filings.  During fiscal 2007, California and North Carolina combined represented approximately 14 percent of revenue and net dollar volume of contracts written.

Conference Call
The company is hosting a conference call today at 1:30 p.m. PT (4:30 p.m. ET).  The call will be broadcast live over the Internet at www.imergentinc.com.  If you do not have Internet access, the telephone dial-in number is 800-639-0297 for domestic participants and 706-634-7417 for international participants.  Please dial in five to ten minutes prior to the beginning of the call.  A telephone replay will be available through September 7, 2007; dial 800-642-1687, and enter access code 10792345.

Safe Harbor Statement
The statements made in this press release regarding (i) iMergent‘s rising demand for  StoresOnline Pro software, (ii) iMergent’s expansion of  sales teams,  (iii)iMergent’s reinvigorated international presence, (iv) iMergent’s introduction of ancillary products, (v) iMergent’s enumerated initiatives driving or otherwise continuing to drive growth, (vi) iMergent continuing to form agreements with third-party vendors to offer ancillary products  and that those products can help our customers effectively run their online businesses, (vii) that iMergent’s  relationships with vendors increase the value proposition of StoresOnline Pro,  (viii) that  iMergent will continue to investigate and test new marketing partners, including other financial institutions (ix,)the success of iMergent products and the ability to drive recurring revenues,  (x) iMergent’s ability to grow its business, (xi) iMergent’s expectation that net dollar volume of contracts written is a consistent and relevant metric to understand the operations of the Company as a result of the change in business model in December 2005, (xii) iMergent’s expectation  that fiscal 2008 revenue and net dollar volume of contracts written to grow 15 percent to 20 percent over fiscal 2007 results of $151.6, million and $165.3 million, respectively, contingent upon marketing in California. (xiii) iMergent’s ability to generate new products and initiatives (xiv) that iMergent will continue to pay dividends on the twentieth day of the last month of each quarter, (xv) that iMergent will acquire shares of stock under the approved second stock repurchase program and other statements that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of iMergent and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, without limitation, the Company’s ability to increase the Net Dollar Volume of Contracts Written; the Company properly estimating customer returns and cash collections on financed contracts; the Company’s ability to continue to evaluate and find ancillary products; the Company’s ability to offer best solutions to its customers; the Company’s ability to maintain a very solid customer base; the Company’s ability to have lucrative long-term relationships with its customers; that the market for the Company’s products will continue to grow; whether regulatory authorities will bring future actions against the Company; the success of StoresOnline ™ Pro; the continued ability to increase the number of workshops; the ability to expand operating margins; fluctuations in the Company’s operating results because of negative publicity, seasonality, weather, competition and other factors; adverse international or domestic regulatory developments affecting the internet or the Company’s business; the effect of competitive and economic factors and the Company’s reaction to them; possible disruption in commercial activities caused by terrorist activity and armed conflicts; changes in logistics and security arrangements; reduced purchases relative to security expectations; possible disruption in commercial activity as a result of natural disasters or major health concerns including epidemics; continued competitive pressures in the marketplace; the ability of the Company to successfully evolve its products; costs of and developments in the Company’s pending litigation and SEC investigation; the Company’s ability to generate revenue and profits from current strategic partnerships; the Company continuing to experience traction from marketing partnerships; the Company’s ability to generate positive cash flows from operating activities; the Company’s ability to sell receivables; the continued ability of the Company to repurchase its common shares and what effect those transactions may have on cash and liquidity; the Company’s ability to expand current markets and develop new markets and establish profitable strategic partnerships; the Company’s ability to continue to finance extended payment term arrangement customer contracts; whether there is continual demand for the Company’s products and services in its target market of small businesses and entrepreneurs for assistance in establishing websites; that the Company can successfully adjust its product financing policy and that such adjustments to the policy will not negatively impact business or revenues; that the Company is able to leverage its business; that the Company does improve margins and can continue to improve margins; that new products and initiatives in the pipeline will be implemented; that new products and initiatives, if implemented, will improve the customer base and margins of the Company; that the Company’s customer service will be adequate to meet the needs of its customers; that the Company’s customer service will continue to improve; that the Company can broaden its training and education programs as well as offer new products and solutions; that if the Company is able to broaden its training and education programs as well as offer new products and solutions that such actions will have a positive impact on the Company, its customers, its customer relationships, and its margins or revenues; and that the growth strategy undertaken by the Company will be successful. For a more detailed discussion of risk factors that may affect iMergent's operations, please refer to the Company’s Form 10-K for the year ended June 30, 2007.  These forward-looking statements speak only as of the date on which such statements are made and the Company undertakes no obligation and expressly disclaims any obligation to update such forward-looking statements, except as required by law.

iMERGENT, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	June 30, 2007	June 30, 2006

Assets

Current assets:
Cash and cash equivalents	$36,859	$30,023
Certificate of deposit	-	500
Trade receivables, net of allowance for doubtful accounts of $11,904 as of June 30, 2007 and $6,894 as of June 30, 2006	26,814	13,419
Inventories	427	151
Note receivable	1,000	-
Income tax receivable	295	-
Deferred income tax assets	6,349	-
Prepaid expenses and other	4,156	2,739
Total current assets	75,900	46,832

Certificate of deposit	500	-
Long-term trade receivables, net of allowance for doubtful accounts of $5,610 as of June 30, 2007 and $4,117 as of June 30, 2006	12,096	7,508
Property and equipment, net	1,786	696
Deferred income tax assets	4,387	9,976
Other intangible assets	1,276	-
Merchant account deposits and other	765	1,000
Total Assets	$96,710	$66,012

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$3,174	$2,752
Accrued expenses and other	4,749	4,085
Income taxes payable	1,924	348
Deferred revenue, current portion	30,298	20,064
Capital lease obligations, current portion	-	91
Total current liabilities	40,145	27,340

Deferred revenue, net of current portion	12,157	8,693
Total liabilities	52,302	36,033

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $0.001 per share - authorized 5,000,000 shares; none issued
Common stock, par value $0.001 per share - authorized 100,000,000 shares; 12,106,707
and 12,375,313 shares outstanding as of June 30, 2007 and June 30, 2006, respectively	12	12
Additional paid-in capital	70,632	77,762
Accumulated deficit	(26,236)	(47,795)
Total stockholders' equity	44,408	29,979

Total Liabilities and Stockholders' Equity	$96,710	$66,012

iMERGENT, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands except per share data)

	Years Ended June 30,
	2007	2006	2005

Revenues:
Product and other	$125,552	$171,763	$24,895
Commission and other	26,065	13,326	14,180
Total revenues	151,617	185,089	39,075

Operating expenses:
Cost of product and other revenues	46,997	31,141	29,276
Selling and marketing	66,744	40,535	31,750
General and administrative	17,203	13,231	9,884
Research and development	1,243	916	788
Total operating expenses	132,187	85,823	71,698

Income (loss) from operations	19,430	99,266	(32,623)

Other income (expense):
Interest income	7,079	3,227	3,773
Interest expense	(3)	(26)	(91)
Other income (expense), net	181	(173)	38
Total other income, net	7,257	3,028	3,720

Income (loss) before income tax benefit (provision)	26,687	102,294	(28,903)

Income tax benefit (provision)	(2,686)	8,328	(614)

Net income (loss)	$24,001	$110,622	$(29,517)

Net income (loss) per common share:
Basic	$1.94	$9.09	$(2.49)
Diluted	$1.87	$8.76	$(2.49)
Weighted average common shares outstanding:
Basic	12,344,306	12,164,425	11,835,330
Diluted	12,829,873	12,624,746	11,835,330

iMERGENT, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands except per share data)

	Three Months Ended June 30,
	2007	2006

Revenues:
Product and other	$34,825	$23,793
Commission and other	9,472	4,403
Total revenues	44,297	28,196

Operating expenses:
Cost of product and other revenues	13,462	9,294
Selling and marketing	19,086	12,775
General and administrative	5,228	3,300
Research and development	385	239
Total operating expenses	38,161	25,608

Income (loss) from operations	6,136	2,588

Other income (expense):
Interest income	2,248	1,128
Interest expense	-	(9)
Other income (expense), net	251	(56)
Total other income, net	2,498	1,063

Income (loss) before income tax provision	8,634	3,651

Income tax provision	3,361	(1,501)

Net income (loss)	$5,273	$2,150

Net income (loss) per common share:
Basic	$0.43	$0.18
Diluted	$0.41	$0.17

Weighted average common shares outstanding:
Basic	12,255,716	12,256,125
Diluted	12,741,282	12,734,686

iMERGENT, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Dollars in thousands)

	Years Ended June 30,
Increase (decrease) in cash and cash equivalents	2007	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$24,001	$110,622	$(29,517)
Adjustments to reconcile net income (loss) to net
cash provided by operating activities:
Depreciation and amortization	620	307	235
Amortization of deferred compensation	-	-	6
Expense for stock options issued to employees	2,035	1,146	-
Expense for stock options issued to consultants	34	56	88
Dissolution of foreign subsidiary	-	5	-
Tax benefit upon issuance of common stock	-	728	-
Gain on early extinguishment of debt	-	-	(39)
Loss on disposition of property and equipment	-	2	23
Changes in assets and liabilities:
Trade receivables and trade receivables held for sale	(17,983)	1,851	(7,893)
Inventories	(276)	(77)	(3)
Prepaid expenses and other	(1,417)	44	(1,741)
Restricted cash	-	446	(446)
Merchant account deposits and other	235	(616)	670
Income tax receivable	(295)	-	-
Deferred income tax asset	(760)	(9,976)	-
Accounts payable, accrued expenses and other liabilities	1,086	(710)	1,601
Deferred revenue	13,698	(85,293)	45,060
Income taxes payable	1,576	348	(1,130)
Net cash provided by operating activities	22,554	18,883	6,914

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(1,710)	(497)	(242)
Issuance of note receivable	(1,000)	-	-
Purchase of other intangible asset	(1,276)	-	-
Acquisition of certificate of deposit	-	-	(500)
Net cash used in investing activities	(3,986)	(497)	(742)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under line-of credit agreements	-	-	(1,378)
Repurchase of common stock	(13,745)	-	-
Proceeds from exercise of options and warrants	4,546	1,025	1,388
Principal payments on capital lease obligations	(91)	(79)	(87)
Dividend payments	(2,442)	-	-
Repayment of notes payable	-	-	(361)
Net cash provided by (used in) financing activities	(11,732)	946	(438)

NET INCREASE IN CASH AND CASH EQUIVALENTS	6,836	19,332	5,734

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR	30,023	10,691	4,957

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	$36,859	$30,023	$10,691

Supplemental disclosures of non-cash transactions:
Trade receivables pledged and collateralized borrowings	$-	$763	$3,306
Cash paid during the year for:
Interest	67	10	65
Income taxes	333	47	2,510

NON-GAAP MEASURES

The following non-GAAP measures assume:
•	The Net Dollar Volume of Contracts Written is recognized as revenue at the time of sale;
•	Certain corresponding costs of revenue and selling and marketing expenses are also recognized at the time of sale; and
•	The income tax provision is based upon an estimated federal, state, and foreign statutory blended rate of 40%.

Net Dollar Volume of Contracts Written
Until the change in our business model in late December 2005, the Company recognized product and other revenue ratably over a period of five years and not at the time contracts were written.  Effective December 2005, the Company began recognizing product and other revenue after the expiration of the three-day cancellation period for contracts written for which cash payments were received.  For products purchased by customers under extended payment term arrangements, the Company continues to defer and recognize revenue as cash payments are received from customers, typically over two years.

Because of the changes in the Company’s revenue recognition policies resulting from the change in business model noted above and due to the Company’s growth, management believes that the Net Dollar Volume of Contracts Written is a consistent and relevant measure to understand the operations of the Company.  Net Dollar Volume of Contracts Written represents the gross dollar amount of contracts executed during the period less estimates for bad debts, discounts incurred on sales of trade receivables (financial discounts), and estimates for customer returns.  Net Dollar Volume of Contracts Written is not equivalent to revenue recognized in accordance with US GAAP.  In contrast, revenue recognized in accordance with US GAAP consists of cash contracts written net of estimated customer returns plus actual cash collections on financed contracts.  Actual collections on financed contracts and customer returns may differ materially from original estimates.  However, the Company has several years of experience with the financing arrangements and products and services offered to its customers.  Consequently, management believes it has a reasonable basis for its estimates.

Management uses the following non-GAAP measures to evaluate the results of the Company’s operations because Net Dollar Volume of Contracts Written is the primary factor that influences costs of revenue and selling and marketing expenses, which are typically recognized at the time the contract is written but no later than the expiration of the customer’s three-day cancellation period.  Consequently, management measures the Company’s operating performance and sets its future operating budgets based upon the Net Dollar Volume of Contracts Written during the period.

The following non-GAAP measures assume that the Net Dollar Volume of Contracts Written is recognized as revenue at the time of sale, regardless of the three-day cancellation period.

Certain Costs of Revenue and Selling and Marketing Expenses
The Company recognizes sales commissions and software royalties as costs of revenue at the time the related sales are deemed final, i.e. upon expiration of the customers’ three-day cancellation period in accordance with U.S. GAAP.  Additionally, the Company recognizes direct-response advertising costs as selling and marketing expenses in accordance with SOP 93-7 as the related cash sales are recognized as revenues.

Because the following non-GAAP measures assume that Net Dollar Volume of Contracts Written is recognized as revenue at the time of sale, the non-GAAP measures also assume that the related costs described above are recognized as expenses at the time of sale, regardless of the three-day cancellation period.

The Company conducted 13 workshops during the last three business days of June 2007.  Consequently, $804,000 of cash sales were deferred and recognized in July 2007.  Additionally, the related costs of revenue totaling $167,000 and the related selling and marketing expenses totaling $386,000 were recognized in July 2007.  These revenues and costs were offset in the fourth quarter by the recognition of revenue and costs related to the workshops conducted during the last three business days of March 2007.  The Company conducted 23 workshops during the last three business days of March 2007.  Consequently, $2,258,000 of cash sales were deferred and recognized in April 2007.  Additionally, the related costs of revenue totaling $395,000 and the related selling and marketing expenses totaling $547,000 were recognized in April 2007.

The Company conducted 2 workshops during the last three business days of June 2006.  Consequently, $54,000 of cash sales were deferred and recognized in July 2006.  Related costs of revenue and selling and marketing expense were not significant for these two events.  These revenues and costs were offset in the fourth quarter by the recognition of revenue and costs related to the workshops conducted during the last three business days of March 2006.  The Company conducted 3 workshops during the last three business days of March 2006.  Consequently, $147,000 of cash sales were deferred and recognized in April 2006.  Additionally, the related costs of revenue totaling $25,000 and the related selling and marketing expenses totaling $74,000 were recognized in April 2006.

Income Tax Provision
Due to the change in business model in December 2005, the Company determined that it was more likely than not that $11,877,000 of its net deferred income tax assets, which had a valuation allowance against them, would be realized.  The benefit recorded upon the removal of the corresponding valuation allowance was partially offset by an income tax provision of $3,549,000, resulting in a net income tax benefit of $8,328,000 for the year ended June 30, 2006.

Due to management’s increased taxable earnings projections and discrete event developments in the resolution of certain contingencies during the three months ended December 31, 2006, the Company determined that it was more likely than not that its remaining deferred income tax assets of $7,746,000 would be realized.  The benefit resulting from the removal of the corresponding valuation allowance was offset by an income tax provision of $10,432,000, resulting in a net income tax provision of $2,686,000 for the year ended June 30, 2007.

The Company has recognized and expects to continue to recognize income tax expense commensurate with federal, state, and foreign statutory rates in periods subsequent to December 2006.  Consequently, the following non-GAAP measures assume an income tax provision based upon an estimated federal, state, and foreign statutory blended rate of 40%.  Because of the change in business model in December 2005 and the resulting impacts on income tax provision/benefit mentioned above, management believes that this non-GAAP measure provides a consistent and relevant metric to understand the operations of the Company.

Reconciliation of Net Dollar Volume of Contracts Written
The following table summarizes the activity within deferred revenue and the Net Dollar Volume of Contracts Written for the three and twelve months ended June 30, 2007 and 2006, and reconciles the Net Dollar Volume of Contracts Written (NDVCW) with US GAAP revenue as reported in the Company’s financial statements.

	Three Months Ended June 30,		Year Ended June 30,
	2007	2006	2007	2006
	(in thousands)
Deferred revenue, beginning of period	$40,552	$25,581	$28,757	$114,050
Plus: Cash product sales during the last three	$804	$54	$804	$54
business days of the current period
Less: Cash product sales during the last three
business days of the previous period	(2,558)	(147)	(54)
Remaining net change in deferred revenue	3,657	3,269	12,948	(85,347)
Deferred revenue, end of period	$42,455	$28,757	$42,455	$28,757

	2007	2006	2007	2006
	(in thousands)
Total revenue recognized in financial statements in	$44,297	28,196	151,617	185,089
accordance with US GAAP
Plus: Cash product sales during the last three
business days of the current period	804	54	804	54
Less: Cash product sales during the last three
business days of the previous period	(2,558)	(147)	(54)
Remaining net change in deferred revenue	3,657	3,269	12,948	(85,347)
Net Dollar Volume of Contracts Written, non-GAAP	$46,200	$31,372	$165,315	$99,796

iMERGENT, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliation Tables
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2007
	GAAP	Adj.		Expense assuming NDVCW is recognized as revenue and related expenses are recognized at time of sale (Non-GAAP).
Cost of product and other revenue	$13,462	$(228)	(1)	$13,234
Selling and marketing	19,086	(161)	(1)	18,925

	Three Months Ended June 30, 2007
	GAAP	Adj.		Assumes NDVCW is recognized as revenue and related expenses are recognized at time of sale, including income tax provision at 40 percent (Non-GAAP).
Income before income tax provision	$8,634	$2,292	(2)	$10,926
Income tax provision	(3,361)	(1,009)	(3)	(4,370)
Net income	$5,273	$1,283		$6,556

Net income per common share:
Basic	$0.43			$0.53
Diluted	$0.41			$0.51
Weighted average common shares outstanding:
Basic	12,255,716			12,255,716
Diluted	12,741,282			12,741,282

	Three Months Ended June 30, 2006
	GAAP	Adj.		Expense assuming NDVCW is recognized as revenue and related expenses are recognized at time of sale (Non-GAAP).
Cost of product and other revenue	$9,294	$(25)	(4)	$9,269
Selling and marketing	12,775	(74)	(4)	12,701

	Three Months Ended June 30, 2006
	GAAP	Adj.		Assumes NDVCW is recognized as revenue and related expenses are recognized at time of sale, including income tax provision at 40 percent (Non-GAAP).
Income before income tax provision	$3,652	$3,077	(5)	$6,729
Income tax provision	(1,501)	(1,191)	(3)	(2,692)
Net income	$2,151	$1,886		$4,037

Net income per common share:
Basic	$0.18			$0.33
Diluted	$0.17			$0.32
Weighted average common shares outstanding:
Basic	12,256,125			12,256,125
Diluted	12,734,686			12,734,686
Note explanations follow the tables.

iMERGENT, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliation Tables
(Dollars in thousands, except per share data)
(unaudited)

	Year Ended June 30, 2007
	GAAP	Adj.		Expense assuming NDVCW is recognized as revenue and related expenses are recognized at time of sale (Non-GAAP).
Cost of product and other revenue	$46,997	$167	(6)	$47,164
Selling and marketing	66,744	386	(6)	67,130

	Year Ended June 30, 2007
	GAAP	Adj.		Assumes NDVCW is recognized as revenue and related expenses are recognized at time of sale, including income tax provision at 40 percent (Non-GAAP).
Income before income tax benefit (provision)	$26,687	$13,145	(7)	$39,832
Income tax benefit (provision)	(2,686)	(13,247)	(3)	(15,933)
Net income	$24,001	$(102)		$23,899

Net income per common share:
Basic	$1.94			$1.94
Diluted	$1.87			$1.86
Weighted average common shares outstanding:
Basic	12,344,306			12,344,306
Diluted	12,829,873			12,829,873

	Year Ended June 30, 2006
	GAAP	Adj.		Expense assuming NDVCW is recognized as revenue and related expenses are recognized at time of sale (Non-GAAP).
Cost of product and other revenue	$31,141	$-		$31,141
Selling and marketing	40,535	-		40,535

	Year Ended June 30, 2006
	GAAP	Adj.		Assumes NDVCW is recognized as revenue and related expenses are recognized at time of sale, including income tax provision at 40 percent (Non-GAAP).
Income before income tax benefit (provision)	$102,294	$(85,293)	(8)	$17,001
Income tax benefit (provision)	8,328	(15,128)	(3)	(6,800)
Net income	$110,622	$(100,421)		$10,201

Net income per common share:
Basic	$9.09			$0.84
Diluted	$8.76			$0.81
Weighted average common shares outstanding:
Basic	12,164,425			12,164,425
Diluted	12,624,746			12,624,746
Note explanations follow the tables

(1)
Represents certain expenses, described above, related to revenues that were recognized in April 2007 as a result of workshops conducted during the last three business days of March 2007, net of expenses of that were deferred to July 2007 as a result of workshops conducted during the last three business days of June 2007.  Cost of product and other revenue of $395,000 and selling and marketing expense of $547,000 were recognized in April 2007 relating to workshops conducted during the last three business days of March 2007.  Cost of product and other revenue of $167,000 and selling and marketing expense of $386,000 relating to workshops conducted during the last three business days of June 2007 were deferred and recognized in July 2007.

(2)
Represents the net adjustment to revenues of $1,903,000 to derive the Net Dollar Volume of Contracts Written during the period and the net adjustments to expenses noted above in cost of product and other revenues of $228,000 and selling and marketing expenses of $161,000.

(3)	Represents the adjustment necessary to recognize the income tax provision based upon an estimated federal, state, and foreign statutory blended rate of 40%.

(4)	Represents certain expenses, described above, related to revenues that were recognized in April 2006 as a result of workshops conducted during the last three business days of March 2006.

(5)
Represents the net adjustment to revenues of $3,176,000 to derive the Net Dollar Volume of Contracts Written during the period and the adjustments to expenses noted above in cost of product and other revenues of ($25,000) and selling and marketing expenses of ($74,000).

(6)	Represents certain expenses, described above, related to revenues that were deferred and recognized in July 2007 as a result of workshops conducted during the last three business days of June 2007.

(7)
Represents the net adjustment to revenues of $13,698,000 to derive the Net Dollar Volume of Contracts Written during the period and the adjustments to expenses noted above in cost of product and other revenues of ($167,000) and selling and marketing expenses of ($386,000).

(8)	Represents the net adjustment to revenues of ($85,293,000) to derive the Net Dollar Volume of Contracts Written during the period.